Exhibit 10.35

THIRD AMENDMENT TO
TRANSITION SERVICES AGREEMENT

THIS THIRD AMENDMENT TO TRANSITION SERVICES AGREEMENT (this “Amendment”) is entered into effective as of February 22, 2017, by and among Contura Energy, Inc., a Delaware corporation (“Contura Energy”), Old ANR, LLC (formerly Alpha Natural Resources, Inc.) (“Alpha Natural Resources”), and ANR, Inc., a Delaware corporation (“ANR”) (each a “Party” and together, the “Parties.”)
RECITALS:
WHEREAS, the Parties entered into that certain Transition Services Agreement dated as of July 26, 2016 (as heretofore amended, the “TSA”) (any undefined capitalized term used herein shall have the meaning ascribed to it in the TSA);
WHEREAS, the Parties have agreed to further amend the TSA pursuant to Section 2.08(b) thereof as set forth herein;
WHEREAS, Section 2.08(b) of the TSA provides, in pertinent part, as follows:
Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon . . . an extension of any particular Service Term, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such . . . extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.
WHEREAS, included in the ANR Provided Services as specified in Schedule II to the TSA, specifically under Service Number 21, were certain software and data access services1 to be provided for a period of 210 days; and
WHEREAS, due to the continuing need of Contura Energy and its Subsidiaries for this service to utilize certain software and access, inspect and copy certain data, information, books and records that Contura Energy and its Subsidiaries have lawful and legitimate needs to access, inspect and copy for purposes of conducting various accounting, tax, audit and similar business functions and activities, including specifically data, information, books and records Contura Energy and its Subsidiaries are entitled to access under the Asset Purchase Agreement (see, e.g., Sections 5.05 and 8.01(a)), Contura Energy has requested that Alpha Natural Resources and
1 See below for additional service details regarding Service Number 21 of the ANR Provided Services, as set forth in Schedule III to the original TSA:

“Reorg will provide various temporary software access to NewCo, including but not limited to: -Read/Report access to Oracle EBS R12, -Microsoft Windows/Office licensing, and -OSISoft licensing (prep plant monitoring).”

ANR amend the TSA by agreeing to extend the period of this ANR Provided Service by three hundred and twelve (312) days until December 31, 2017 (the “Extension Period”).
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.
Extension of Service Number 21: The Parties have mutually agreed that the subject ANR Provided Service as specified as Service Number 21 in Schedule II to the TSA should be revised, extended and supplemented as provided for in Appendix 1 attached hereto, which is entitled Service Number 21-A.

2.
Change in Fees: The payment provisions of the TSA, including as provided for under Schedule III to the TSA, shall be and hereby are adjusted accordingly, i.e., to increase the amount of the Fees to be invoiced for the ANR Provided Services for the period starting February 22, 2017, and continuing for the duration of the Extension Period, to include Four Thousand Dollars (US $4,000) per month in additional charges as provided for in the attached Appendix 1 describing Service Number 21-A (the charge for February 2017 is prorated to $1,000). The Parties hereby acknowledge that ANR has terminated or will terminate software maintenance and support agreements related to certain “add-on” applications associated with Oracle EBS R12 and that some or all of these add-on applications, including but not limited to GL Wand, Noetix, Kbace, and Livelink, may not be functional during the entirety of the Extension Period.  Should a Contura-related issue arise requiring the add-on application vendor’s assistance, the cost of addressing the issue will be passed along without markup to Contura Energy.  ANR will not enter into any such license fee, new contract or other arrangements for which Contura Energy will bear responsibility for the cost hereunder without the express written approval of Contura Energy. If ANR elects to terminate any of the aforesaid “add-on” applications or take other action that would impact the continued access to and use thereof by Contura Energy and its Subsidiaries during the Extension Period as permitted hereunder, ANR will give Contura Energy no less than thirty (30) days’ prior written notice of the same so that Contura Energy will have sufficient time and opportunity to make alternate arrangements.

3.
Access Limitations: In utilizing this ANR Provided Service and thereby utilizing certain software and accessing, inspecting and copying certain data, information, books and records, Contura Energy and its Subsidiaries shall limit themselves to accessing, inspecting and copying such data, information, books and records they have lawful and legitimate needs to access, inspect and copy for purposes of conducting various accounting, tax, audit and similar lawful and legitimate business functions and activities not inconsistent with the terms and provisions of the Asset Purchase Agreement (see, e.g., Sections 5.05 and 8.01(a)). If, in utilizing this ANR Provided Service, Contura Energy and its Subsidiaries willfully access, inspect or copy data, information, books and records for which they have no lawful and legitimate reason to access, inspect or copy (a “Willful Data Infraction”), Alpha Natural Resources and ANR shall give Contura Energy written notice of such Willful Data Infraction and Contura Energy will then have the opportunity within the ensuing 15-day period to demonstrate that the alleged Willful Data Infraction was the result of an inadvertent or innocent mistake or that Contura Energy and its Subsidiaries believed in good faith had a lawful and legitimate reason to access, inspect or copy the subject data, information, books and records, and that such action was not inconsistent with the terms and provisions of the Asset Purchase Agreement, in which case the claim of a Willful Data Infraction will be withdrawn. If there is clear and convincing evidence of a Willful Data Infraction, then Alpha Natural Resources and ANR shall have the right to terminate this ANR Provided Service by giving Contura Energy written notice thereof. Notwithstanding the Parties’ entry into this Amendment or any termination of this ANR Provided Service, the rights and obligations of the parties under the Asset Purchase Agreement with respect to accessing, inspecting or copying data, information, books and records, including but not limited under Sections 5.05 and 8.01(a) thereof, shall be unaffected.

4.	Miscellaneous:

a.	Except as specifically amended by this Amendment, the TSA shall remain in full force and effect and is hereby ratified and confirmed.

b.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically (either by facsimile transmission or by e-mail delivery of a photocopy of the original) shall be equally as effective as delivery of an original executed counterpart of this Amendment.

c.
Following execution of this Amendment, each reference in the TSA to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the TSA shall mean and be a reference to the TSA as amended by this Amendment.

d.
This Amendment constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

e.
All Parties have participated, or had the opportunity to participate, in the drafting of this Amendment, and no Party shall be deemed to be the drafter hereof. The words of all parts of this Amendment and of the TSA as hereby amended shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any of the Parties, notwithstanding any statutory or common law provisions which would suggest otherwise.

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IN WITNESS WHEREOF, the Parties caused this Third Amendment to Transition Services Agreement to be duly executed as of the day and year first above written.

CONTURA ENERGY, INC.

By:
Name:
Title:

OLD ANR, LLC (formerly ALPHA NATURAL RESOURCES, INC.)

By:
Name:
Title:

ANR, INC.

By:
Name:
Title:

Appendix 1
Revised ANR Provided Service

Service flow:	Reorg (ANR) to Core (Contura)
Service number:	21-A
Transition service title:	Software Application Licensing
Service period in days:	312 (Feb. 22 – December 31, 2017)
Provider company:	Reorg (ANR)
Provider department:	IT
Provider contact job title:	VP – Information Systems & Technology
Provider contact name:	Jeff Bauserman
Receiver company:	Core (Contura)
Receiver department:	IT
Receiver contact job title:	SVP – Information Systems & Technology
Receiver contact name:	Becky Price
Monthly level provided:	0 hours
Level of provider:	N/A
Monthly value of service:	$4,000.00

Additional details on Service No. 21-A
Reorg (ANR) will provide temporary software and data access to CoreCo (Contura), including the following:

1.	Oracle EBS R12 Access for twenty concurrent users. The user IDs shall be defined as Contura01 through Contura20. Access shall be set up as follows:

A.	Nineteen (19) user IDs shall be granted the following responsibilities:

i.	ANR INV Supply Chain Inquiry

ii.	ANR AP Corporate Inquiry

iii.	ANR GL Inquiry

iv.	ANR AR Inquiry

v.	ANR FA Inquiry

vi.	ANR INV Cost Management – SLA Inquiry

vii.	ANR PA Project Inquiry

B.	One (1) user ID shall be granted the following responsibilities:

i.	ANR PAY Payroll Reconciliation View Only

2.	GL Wand Access and associated Licenses (19 concurrent users)

3.	Noetix Access and associated Licenses (20 concurrent users)

4.	K-Bace Access and associated Licenses (1 concurrent user)

Appendix 1 – Page 1

5.	LiveLink Access and associated Licenses (19 concurrent users) such that the Contura users can access invoice images.

6.	Necessary Active Directory access, licenses, and privileges to access and use the applications listed above.

Any assistance to be provided by Reorg (ANR) will be limited to system administration and client services support. Functional support for the use of the applications is not included or considered as a part of this Amendment.

Appendix 1 – Page 2